Exhibit (a)(6)




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                                                  PRESS RELEASE
                                                  FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556

                                 April 14, 2000

Offer for units of limited partnership interest ("Units") in CHRISKEN PARTNERS CASH INCOME FUND L.P., a Delaware limited partnership (the "Partnership") , extended through May 15, 2000 and purchase price increased to $301 per Unit

         MP VALUE FUND 4, LLC; MORAGA FUND 1, L.P.; MP INCOME FUND 16, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD PENSION INVESTORS, LTD.;
MORAGA-DEWAAY FUND, LLC; MP FALCON FUND, LLC; MORAGA GOLD, LLC; and PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME 3, L.P. ( the "Purchasers") have extended the expiration date for their tender offer to purchase up to 5,542 Units of the Partnership through May 15, 2000, and have increased the purchase price to $301 per Unit, less the amount of any distributions declared or made with respect to the Units between March 31, 2000 and May 15, 2000, or such other date to which this Offer may be further extended.

         As of April 14, 2000, no Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above address.